Exhibit 2.2
                                                                     -----------


                              ACQUISITION AGREEMENT

                                   dated as of

                                November 5, 2004

                                      among

                             SEQUOIA NATIONAL BANK,

                   FIRST NATIONAL BANK OF NORTHERN CALIFORNIA

                                       and

                            HEMISPHERE NATIONAL BANK

                                Table of Contents

                                                                            Page

                                    ARTICLE 1
                              PLAN OF CONSOLIDATION
                              ---------------------

1.1     Plan of Consolidation............................................... 10
1.2     Effective Time...................................................... 11
1.3     Effects of Consolidation............................................ 11
1.4     Charter and Bylaws.................................................. 11
1.5     Directors........................................................... 11
1.6     Officers............................................................ 11
1.7     Conversion of Securities............................................ 11
1.8     Stock Options....................................................... 12
1.9     Consolidation Consideration......................................... 12
1.10    Appraisal Rights.................................................... 13
1.11    Payment for Shares.................................................. 14
1.12    Post-Closing Payments............................................... 15

                                    ARTICLE 2
                               PLAN OF LIQUIDATION
                               -------------------

2.1     Plan of Liquidation................................................. 16
2.2     Excluded Assets..................................................... 17
2.3     Assumed Liabilities................................................. 18
2.4     Excluded Liabilities................................................ 18
2.5     Indemnification of HNB.............................................. 19

                                    ARTICLE 3
                           PURCHASE AND SALE OF STOCK
                           --------------------------

3.1     Stock Purchase...................................................... 19
3.2     Stock Purchase Price................................................ 19
3.3     Stock Purchase Documents and Cooperation............................ 19

                                    ARTICLE 4
                                   BANK MERGER
                                   -----------

4.1     Bank Merger......................................................... 20
4.2     Merger Time......................................................... 20
4.3     Effects of the Merger............................................... 20
4.4     Charter and Bylaws.................................................. 20
4.5     Directors........................................................... 20
4.6     Officers............................................................ 20
4.7     Effect on Securities................................................ 20

                                Table of Contents
                                   (continued)

                                                                            Page
                                    ARTICLE 5
                                   THE CLOSING
                                   -----------

5.1     Closing Date and Place.............................................. 21
5.2     Consolidation Consideration......................................... 21
5.3     Stock Purchase Price................................................ 21
5.4     Delivery of Additional Documents.................................... 21
5.5     Alternative Closing................................................. 21

                                    ARTICLE 6
                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------

6.1     Sequoia's Representations and Warranties............................ 22
6.2     FNB's Representations and Warranties................................ 25
6.3     HNB's Representations and Warranties................................ 26

                                    ARTICLE 7
                                    COVENANTS
                                    ---------

7.1     Sequoia's Covenants................................................. 27
7.2     FNB's Covenants..................................................... 31
7.3     HNB's Covenants..................................................... 31

                                    ARTICLE 8
                            CONDITIONS TO THE CLOSING
                            -------------------------

8.1     Sequoia's Conditions to the Consolidation and the Liquidation....... 32
8.2     FNB's Conditions to the Consolidation and the Liquidation........... 33
8.3     HNB's Conditions to the Stock Purchase.............................. 36

                                    ARTICLE 9
                                   TERMINATION
                                   -----------

9.1     Events of Termination............................................... 37
9.2     Liability for Termination........................................... 38

                                   ARTICLE 10
                                  MISCELLANEOUS
                                  -------------

10.1    Public Notice....................................................... 39
10.2    Assignment.......................................................... 39
10.3    Notices............................................................. 40
10.4    Expenses............................................................ 41
10.5    Entire Agreement.................................................... 41
10.6    Governing Law, Severability......................................... 41

                                Table of Contents
                                   (continued)

                                                                            Page

10.7    Waiver and Amendment................................................ 41
10.8    Counterparts........................................................ 42
10.9    Confidentiality..................................................... 42
10.10   Third-Party Rights.................................................. 42


EXHIBITS:
--------

  A.    Consolidation Agreement
  B.    Paying Agent Agreement
  C.    Escrow Agent Agreement
  D.    Plan of Liquidation
  E.    Indemnification Agreement of FNB
  F.    Indemnification Agreement of Peter T. Paul
  G.    Stock Purchase Agreement
  H.    Bank Merger Agreement
  I.    Director-Shareholder Agreement
  J.    Director/Officer Agreement
  K.    Non-competition Agreement of HNB


SCHEDULES:
----------

  2.1(b)  Furniture, Fixtures and Equipment
  2.1(e)  Loans
  2.1(g)  Assigned Contracts
  2.1(j)  Software Systems and Applications
  3.1(g)  Leases

                              ACQUISITION AGREEMENT


     THIS ACQUISITION AGREEMENT, dated as of November 5, 2004 (the "Agreement"), is entered into by and among SEQUOIA NATIONAL BANK, a national banking association with its main office in San Francisco, California ("Sequoia"), FIRST NATIONAL BANK OF NORTHERN CALIFORNIA, a national banking association with its main office in South San Francisco, California ("FNB"), and HEMISPHERE NATIONAL BANK, a national banking association with its main office in Miami, Florida ("HNB").

     WHEREAS, Sequoia and FNB are national banking associations, each engaged in the business of banking in the State of California and HNB is a national banking association engaged in the business of banking in the State of Florida;

     WHEREAS, Sequoia and FNB desire to consummate a plan of consolidation pursuant to 12 USC 215 (the "Consolidation") whereby an interim national bank will be organized by FNB (the "Interim National Bank") for the purpose of consolidating with Sequoia under the charter of Sequoia and pursuant to which the shareholders of Sequoia will receive the Consolidation Consideration (as defined in Section 1.9 below) and all of the issued and outstanding shares of the Interim National Bank will be converted into shares of common stock of the resulting institution in the consolidation (the "Consolidated Bank"), on the terms and subject to the conditions provided for in this Agreement and as approved by the Office of the Comptroller of the Currency (the "OCC");

     WHEREAS, upon organization of the Interim National Bank, the Interim National Bank will become a party to this Agreement by the execution and delivery of an addendum to this Agreement, in form and substance acceptable to FNB, Sequoia, HNB and the directors and shareholders of the Interim National Bank;

     WHEREAS, prior to consummation of the Consolidation, Sequoia intends to apply for and obtain all bank regulatory approvals required to relocate its main office from 65 Post Street, San Francisco, California to Los Angeles, California (the "Branch Authorization");

     WHEREAS, immediately after consummation of the Consolidation, FNB intends to effect a liquidation of the Consolidated Bank pursuant to Section 332 of the Internal Revenue Code of 1986, as amended, whereby the Consolidated Bank will sell, assign and transfer to FNB, substantially all of the assets, liabilities and obligations associated with the banking business presently being conducted by Sequoia under the name "Sequoia National Bank" (the "Business") at 65 Post Street, San Francisco, California, and at 699 Portola Drive, San Francisco, California (the "Branches"), on the terms and subject to the conditions set forth in this Agreement and in a plan of liquidation to be submitted to and approved by the OCC (the "Liquidation");

     WHEREAS, pursuant to said plan of liquidation, the Consolidated Bank will retain the Branch Authorization and certain other assets required under applicable law to maintain its status as a national bank;

     WHEREAS, the sole reason for not dissolving the national bank status of the Consolidated Bank in connection with the Liquidation would be to isolate the value of the Branch Authorization for sale to HNB, a purchaser that is not related to Sequoia, FNB or their shareholders (within the meaning of Section 318(a) of the Internal Revenue Code of 1986, as modified by Section 304(c)(3) of such Code);

     WHEREAS, simultaneous with consummation of the Liquidation, HNB intends to purchase, and FNB is willing to sell, one hundred percent (100%) of the outstanding capital stock of the Consolidated Bank, all of which will be beneficially owned by FNB upon consummation of the Consolidation, in consideration of the payment of the Stock Purchase Price (as defined in Section
3.2 below), on the terms and subject to the conditions provided for in this Agreement (the "Stock Purchase");

     WHEREAS, immediately after consummation of the Stock Purchase, HNB intends to merge the Consolidated Bank with and into HNB (the "Bank Merger"), and HNB shall be the banking association surviving the merger with a branch office located in Los Angeles, California;

     WHEREAS, Sequoia, FNB and HNB intend for the Consolidation, the Liquidation, the Stock Purchase and the Bank Merger to occur for all practical purposes simultaneously, and in any event with effect (to the greatest extent practicable) on the same business day, except that, Sequoia and FNB also fully intend to consummate and close the Consolidation and the Liquidation (as provided in Section 5.5 of this Agreement) irrespective of whether the Stock Purchase and the Bank Merger are consummated and closed with HNB on the same business day or at all; and

     WHEREAS, consummation of the Consolidation, the Liquidation, the Stock Purchase and the Bank Merger will be submitted to a vote of the shareholders of FNB, Sequoia, HNB and the Interim National Bank, as necessary or appropriate, in order to obtain such approvals as may be required by applicable law;

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:


                                    Article 1

                              PLAN OF CONSOLIDATION
                              ---------------------

     1.1 Plan of Consolidation. FNB, Sequoia and HNB agree that, when organized and chartered by the OCC, the Interim National Bank shall become a party to this Agreement by the execution and delivery of an addendum to this Agreement, in form and substance acceptable to FNB, Sequoia, HNB and the directors and shareholders of the Interim National Bank. At the Effective Time (as hereinafter defined) and upon the terms and subject to the conditions of this Agreement, the corporate existence of each of Sequoia and Interim National Bank shall be merged into and continued as a consolidated national banking association under the national bank charter of Sequoia pursuant to 12 USC 215.

     1.2 Effective Time. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article 8, the Interim National Bank and Sequoia will enter into a consolidation agreement, substantially in the form attached hereto as Exhibit A (the "Consolidation Agreement") and the parties hereto will file the Consolidation Agreement with the OCC and make all other filings and recordings required by 12 USC 215 or the OCC. The Consolidation shall become effective at such time as specified by the OCC (the "Effective Time").

     1.3 Effects of Consolidation. The Consolidation shall have the effects set forth in 12 USC 215. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Sequoia and the Interim National Bank shall vest in the Consolidated Bank, and all debts, liabilities and duties of Sequoia and the Interim National Bank shall become the debts, liabilities and duties of the Consolidated Bank.

     1.4    Charter and Bylaws.
            ------------------

            (a) The Articles of Association of Sequoia, as in effect immediately prior to the Effective Time, shall be the Articles of Association of the Consolidated Bank until thereafter amended as provided therein and under the National Bank Act. Subject to receipt of the Branch Authorization, FNB will cause the Articles of Association of the Consolidated Bank to be amended to reflect the relocation of its main office to Los Angeles as of the Effective Time.

            (b) The Bylaws of Sequoia, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Consolidated Bank until thereafter amended as provided therein and under the National Bank Act.

     1.5 Directors. The directors of the Interim National Bank at the Effective Time shall be the initial directors of the Consolidated Bank, each to hold office in accordance with the Articles of Association and Bylaws of the Consolidated Bank and until his or her successor is duly elected and qualified.

     1.6 Officers. The officers of the Interim National Bank at the Effective Time shall be the initial officers of the Consolidated Bank, each to hold office in accordance with the Articles of Association and Bylaws of the Consolidated Bank and until his or her successor is duly elected or appointed and qualified.

     1.7 Conversion of Securities. At the Effective Time, pursuant to the terms of the Consolidation Agreement and without any further action on the part of the Interim National Bank, Sequoia or any shareholder of the Interim National Bank or Sequoia:

            (a) Each share of Sequoia Common Stock ("Share") that prior to the Consolidation is held in the treasury of Sequoia or of any of its subsidiaries, or owned by FNB or the Interim National Bank or any of their subsidiaries, shall be canceled and retired and no capital stock of the Consolidated Bank, cash or other consideration shall be paid or delivered in exchange therefor.

            (b) Except for any Dissenting Shares (as defined in Section 1.10 hereof), each then outstanding Share shall be converted into the right to receive an amount in cash, without interest, equal to the "Consolidation Purchase Price Per Share" (as defined in Section 1.9(c) below).

            (c) Each share of Common Stock of the Interim National Bank ("Interim Bank Stock") outstanding immediately prior to the Effective Time shall be converted into and become such number of validly issued, fully paid and nonassessable shares of Common Stock of the Consolidated Bank (the "Consolidated Bank Stock"), equal to the quotient obtained by dividing (i) the sum of the number of Shares (including Dissenting Shares) and shares of Interim Bank Stock outstanding immediately prior to the Effective Time, by (ii) the number of shares of Interim Bank Stock outstanding immediately prior to the Effective Time, representing ownership of one hundred percent (100%) of the issued and outstanding capital stock of the Consolidated Bank, all of which shall be beneficially owned by FNB.

            (d) The capital and surplus of the Consolidated Bank will equal the combined capital and surplus of Sequoia and Interim National Bank immediately prior to the Consolidation.

            (e) At the Effective Time, the stock transfer books of Sequoia shall be closed and no transfer of Shares shall thereafter be made.

     1.8 Stock Options. All stock options and stock option agreements outstanding at the Effective Time under Sequoia's Stock Option Plan (the "Stock Option Plan"), whether or not vested, shall be terminated prior to the Effective Time and, effective as of the Effective Time, each holder of any such stock option shall become entitled to receive from Sequoia, payable from the "Payment Fund" (as defined in Section 1.11 below) for each share of Sequoia Common Stock subject to such stock option, an amount in cash in cancellation thereof equal to the excess, if any, of the "Consolidation Purchase Price Per Share" (as defined in Section 1.9(c) below) over the per share exercise price of such option. Except as may be necessary to effect the cancellation of all outstanding stock options and stock option agreements, the Stock Option Plan shall be terminated by the Sequoia Board of Directors prior to the Effective Time, and neither the Stock Option Plan nor any option outstanding under the Stock Option Plan shall be included in the Consolidation. Sequoia hereby undertakes and agrees to terminate the Stock Option Plan and to assume all responsibility for the cancellation of options as contemplated by this Section 1.8, and further agrees to indemnify and hold harmless FNB, the Interim National Bank and the Consolidated Bank for and in respect of any claims made by an optionee related to the cancellation of his or her stock option or options and stock option agreement(s).

     1.9    Consolidation Consideration.
            ---------------------------

            (a) At the Closing, in consideration of the Consolidation, FNB agrees to deposit in the "Payment Fund" (as defined in Section 1.11 below) and in the "Escrow Account" (as defined in Section 1.12 below), as hereinafter provided, the cash consideration (the "Consolidation Consideration") consisting of (i) $4,874,000, adjusted for the "Adjustments," as described in subparagraph 1.9(b) below, plus (ii) an amount equal to Sequoia's stockholders' equity, as reflected on the Closing Balance Sheet described in Section 8.2(f) of this Agreement (the amounts in (i) and (ii), together, hereinafter called the "Closing Payment Amount"), plus (iii) an amount equal to the Stock Purchase Price, if and when the Stock Purchase Price is paid by HNB pursuant to Section
3.2 below. The Closing Payment Amount, less the sum of $1,500,000 (to be held in escrow), shall be paid by wire transfer in immediately available funds to the "Paying Agent" for deposit into the "Payment Fund," as such terms are defined in
Section 1.11, to be held and disbursed in accordance with the "Paying Agent Agreement" described in Section 1.11, and the said $1,500,000 shall be paid by wire transfer in immediately available funds to the "Escrow Agent" for deposit into the "Escrow Account," as such terms are defined in Section 1.12, to be held and disbursed in accordance with the "Escrow Agent Agreement" described in
Section 1.12.

            (b)  For purposes of this Section 1.9, the term "Adjustments" means
(i) the adjustments necessary to reflect the market value of all held-to-maturity securities and all available-for-sale securities in the category of "securities" and all other equity securities and financial assets, and (ii) the adjustments necessary to reflect an allowance for loan and lease losses of not less than Seven Hundred Thousand Dollars ($700,000), provided, however, that any additions to the allowance for loan and lease losses, made at the request of FNB pursuant to Section 8.2(c) below, to the extent such additions cause the total allowance for loan and lease losses to exceed Seven Hundred Thousand Dollars ($700,000), shall not be a reduction in the Closing Payment Amount.

            (c) The term "Consolidation Purchase Price Per Share" as used in this Agreement shall have the same meaning as specified in the "Paying Agent Agreement" and the amounts payable to the former shareholders of Sequoia under
Section 1.7(b) above and to the former Sequoia optionees under Section 1.8 above shall be calculated and disbursed by the "Paying Agent" in accordance with the provisions of the "Paying Agent Agreement" (as such terms are defined in Section
1.11 below).

     1.10   Appraisal Rights.
            ----------------

            (a) Notwithstanding anything in this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by any Sequoia shareholder who shall have voted such Shares against the Consolidation at the meeting of shareholders required by 12 USC 215, or who shall have delivered at or prior to such meeting to the presiding officer a written notice of dissent from the plan of consolidation in the manner provided in subparagraph (b) of 12 USC 215 ("Dissenting Shares"), shall not be converted into or be exchangeable for the right to receive any portion of the Consolidation Consideration, but the holders of Dissenting Shares shall be entitled to payment of the value of such Dissenting Shares as of the Effective Time upon written request made to the Consolidated Bank at any time before thirty (30) days after the Effective Time, accompanied by the surrender of his or her stock certificates, in accordance with the provisions of subparagraph (b) of 12 USC 215, provided, however, that if any such shareholder shall waive his or her right to demand payment under 12 USC 215, or a court of competent jurisdiction shall determine that such shareholder is not entitled to relief provided by 12 USC 215, then the right of such holder of Dissenting Shares to be paid the value of his or her Shares shall cease and such Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Consolidation Purchase Price Per Share, without any interest thereon, and the "Paying Agent" shall disburse to such shareholder the Consolidation Purchase Price Per Share applicable to such Shares, utilizing funds in the "Dissenting Shares Account," in accordance with the provisions of the "Paying Agent Agreement" (as the terms "Paying Agent," "Dissenting Shares Account" and "Paying Agent Agreement" are defined in Section 1.11).

            (b) With respect to holders of Dissenting Shares who perfect their rights to receive the value of their Shares pursuant to 12 USC 215:

                 (i) if the value of such Dissenting Shares is determined pursuant to 12 USC 215 to be less than the Consolidation Purchase Price Per Share, then each holder of such Dissenting Shares shall be entitled to receive from the "Paying Agent," out of the funds on deposit in the "Dissenting Shares Account," the value of such Dissenting Shares as so determined; or

                 (ii) if the value of such Dissenting Shares is determined pursuant to 12 USC 215 to be greater than the Consolidation Purchase Price Per Share, then the "Paying Agent" shall request authority to transfer from the "Payment Fund" to the "Dissenting Shares Account" an amount equal to the excess of the value of the Dissenting Shares over the Consolidation Purchase Price Per Share and each holder of such Dissenting Shares shall then be entitled to receive from the "Paying Agent," out of funds on deposit in the "Dissenting Shares Account," the value of such Dissenting Shares as so determined.

     The terms "Paying Agent," "Payment Fund," and "Dissenting Shares Account" are defined in Section 1.11, and the rights, duties and obligations of the "Paying Agent" in respect of the Dissenting Shares and the disposition of any funds still remaining in the "Dissenting Shares Account" after making the payments to holders of Dissenting Shares as described in this Section 1.10 shall be governed by the provisions of the "Paying Agent Agreement" (defined in Section 1.11).

     1.11   Payment for Shares.
            ------------------

            (a) FNB and Sequoia agree that Wells Fargo Bank, National Association, or another bank or trust company hereafter designated by Sequoia and approved by FNB shall act as the paying agent for the Consolidation (the "Paying Agent"). Contemporaneous with execution and delivery of the Consolidation Agreement, FNB, the Interim National Bank, Sequoia and the Paying Agent shall enter into an agreement, substantially in the form attached hereto as Exhibit B (the "Paying Agent Agreement"), providing for the rights, duties and obligations of the Paying Agent in relation to this Agreement. At the Effective Time, in accordance with Section 1.9(a), FNB shall cause the Closing Payment Amount, less the sum of $1,500,000, to be delivered to the Paying Agent for deposit into an account (the "Payment Fund") to be established, administered and disbursed by the Paying Agent (together with any other funds delivered to the Paying Agent for deposit into the Payment Fund pursuant to Section 1.12 below and the "Escrow Agent Agreement" defined therein) in accordance with the provisions of the Paying Agent Agreement. The Paying Agent Agreement shall require the Paying Agent to establish a sub-account of the Payment Fund, as necessary (the "Dissenting Shares Account") to hold, administer and disburse the funds payable to dissenting shareholders (if any) as described in Section 1.10 above. Pursuant to the provisions of the Paying Agent Agreement, the Paying Agent shall make payments from the Payment Fund to the Sequoia optionees and shareholders, as required by Sections 1.8 and 1.9 (against surrender to the Paying Agent of Sequoia stock option agreements or stock certificates for cancellation) and shall make payments from the Dissenting Shares Account to the holders (if any) of Dissenting Shares, as required by Section 1.10. The Payment Fund may be invested by the Paying Agent, as will be authorized by the Paying Agent Agreement, and any net earnings with respect thereto shall be applied or paid as provided in the Paying Agent Agreement; provided, however, that the fees and expenses of the Paying Agent shall be paid out of the funds held in the Payment Fund, including any net earnings with respect to such funds.

            (b) In no event shall the holders of any surrendered certificates for Shares or stock option agreements be entitled to receive interest on any of the funds entitled to be received by such holders in the Consolidation. If payment is to be made to a person other than the person in whose name any certificates for Shares surrendered are registered, it shall be a condition of the payment that the certificates so surrendered shall be properly endorsed and the signatures thereon properly guaranteed and otherwise in proper form for transfer and that the person requesting such payment shall pay to the Paying Agent any transfer or other taxes required by reason of the delivery of such check to a person other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (c) The cash paid upon the surrender of certificates representing Shares or in respect of the termination of any stock option in accordance with the terms hereof shall be deemed to have been paid, issued and distributed in full satisfaction of all rights pertaining to such Shares or stock options.

            (d) Any cash delivered or made available to the Paying Agent pursuant to this Section 1.11 and not exchanged for certificates representing Shares within one hundred twenty (120) days after the Effective Time pursuant hereto shall be forwarded by the Paying Agent to FNB (or its designated agent) which shall thereafter act as the successor paying agent, as provided in the Paying Agent Agreement.

     1.12 Post-Closing Payments. FNB and Sequoia agree that Wells Fargo Bank, National Association, or another bank or trust company hereafter designated by FNB and approved by Sequoia shall act as the escrow agent (the "Escrow Agent") for the sum of $1,500,000 held back from the Closing Payment Amount pursuant to
Section 1.9(a) above. Contemporaneous with execution and delivery of the Consolidation Agreement, FNB, the Interim National Bank, Sequoia and the Escrow Agent shall enter into an agreement, substantially in the form attached hereto as Exhibit C (the "Escrow Agent Agreement"), providing for the rights, duties and obligations of the Escrow Agent in relation to this Agreement. At the Effective Time, in accordance with Section 1.9(a), FNB shall cause the $1,500,000 hold-back to be delivered to the Escrow Agent for deposit into an account (the "Escrow Account") to be established, administered and disbursed by the Escrow Agent in accordance with the provisions of the Escrow Agent Agreement. Also at the Effective Time, in accordance with Section 3.2 of this Agreement, HNB shall cause the Stock Purchase Price to be delivered to the Escrow Agent for deposit into the Escrow Account. Pursuant to the Escrow Agent Agreement, the Escrow Agent shall forward an amount equal to the Stock Purchase Price (within one (1) business day after receipt of good funds from HNB) to the Paying Agent for deposit into the Payment Fund and disposition in accordance with the Paying Agent Agreement. The Escrow Agent may utilize the funds held in the Escrow Account (as authorized by the terms of the Escrow Agent Agreement) to indemnify and reimburse FNB for (i) the federal and state franchise taxes due in respect of the Stock Purchase, (ii) the present value of lost tax benefits associated with Sequoia's net operating losses versus the tax amortization of intangible assets resulting from the Consolidation, (iii) any Internal Revenue Service challenge of the net operating losses available to FNB, or any decrease in the net operating losses available to FNB as a result of the Stock Purchase,
(iv) all additional filing fees, out-of-pocket expenses (including reasonable fees and expenses of attorneys) and costs (including the amount of paid-in capital required by the OCC to the extent contributed by FNB and retained as paid-in capital of the Consolidated Bank following the Liquidation and prior to the Stock Purchase) associated with the formation of the Interim National Bank,
(v) the obligations of Sequoia to indemnify FNB, the Interim National Bank and the Consolidated Bank as provided under Section 1.8, including any claim made by an optionee against the Paying Agent regarding the correct amount due to such optionee for the cancellation of his or her stock options and stock option agreements, (vi) the payment for any Dissenting Shares (including attorneys fees and other expenses incurred with respect to the valuation of the Shares of any dissenting shareholders) under Section 1.10, (vii) the discharge of any post-Closing liability of the type described in Section 2.4(b), and (viii) the fees and charges of the Escrow Agent. The Escrow Agent Agreement shall include provisions requiring the Escrow Agent to deliver periodic reports, not less often than monthly, in reasonable form and detail, to Peter T. Paul (or any other representative of the former shareholders of Sequoia who may be designated by Peter T. Paul), summarizing all deposits to, disbursements and payments from, and other activity with respect to the Escrow Account. Not later than one hundred twenty (120) days after the Effective Time, the Escrow Agent shall deliver the remaining balance of the Escrow Account (subject to provision for the disposition of any Dissenting Shares Account) to the Paying Agent for deposit into the Payment Fund and disposition in accordance with the Paying Agent Agreement and, at the same time, shall deliver to the Paying Agent a report reconciling all deposits and withdrawals from the Escrow Account, with a copy to FNB. The Escrow Agent Agreement shall include mediation, arbitration or other provisions for resolving, in the spirit of good faith cooperation, any questions, issues or disputes that may arise among the parties.

                                    Article 2

                               PLAN OF LIQUIDATION
                               -------------------

     2.1 Plan of Liquidation. Upon the terms and subject to the conditions set forth in this Agreement, and pursuant to a plan of liquidation, substantially in the form attached hereto as Exhibit D (the "Plan of Liquidation"), to be adopted by the Consolidated Bank with effect as of the Effective Time, the Consolidated Bank will sell, assign, transfer and deliver to FNB, and FNB agrees to purchase, receive, accept and assume from the Consolidated Bank, all right, title and interest of the Consolidated Bank of whatever kind or nature in and to the assets of the Consolidated Bank, to the extent relating to or used in or held for use in connection with the Business (the "Assets"), and reflected on the Closing Balance Sheet described in Section 8.2(f) of this Agreement, but specifically excluding the Excluded Assets (defined in Section 2.2 below). Sequoia hereby accepts and agrees to the Plan of Liquidation. The Assets shall include, but not be limited to, the following:

            (a) all right, title and interest of Sequoia and the Consolidated Bank in and to any lease or sublease of a lease, including lease deposits ("Leases") by which Sequoia and the Consolidated Bank have rights to occupy and use all real property on which the Branches are located and occupied and used by Sequoia and the Consolidated Bank, and all tenant improvements on or constituting a portion of leased real estate;

            (b) all furniture, fixtures and equipment used in the Business and listed on Schedule 2.1(b) hereto;

            (c) all cash on hand including petty cash, vault cash, teller cash, automated teller machine cash and prepaid postage maintained at the Branches;

            (d)  any safe deposit boxes located at the Branches;

            (e) the loans and financial leases listed on Schedule 2.1(e) hereto (the "Loans");

            (f) all prepaid expenses appearing as an asset on the financial statements of Sequoia and the Consolidated Bank, and overdrafts maintained at the Branches and all right, title and interest of Sequoia and the Consolidated Bank in and to all accounts, contract rights and obligations receivable with respect to the payment of money arising under any contract or agreement, together with all other rights and interests which Sequoia and the Consolidated Bank may have by law or agreement against any account debtor or other obligor obligated to make any such payment, in respect of the Business;

            (g) all rights of Sequoia and the Consolidated Bank under the material contracts listed on Schedule 2.1(g) hereto or under all other contracts, arrangements, licenses and other agreements of Sequoia and the Consolidated Bank relating to the Business (the "Assigned Contracts");

            (h) all held-to-maturity securities and all available-for-sale securities in the category of "securities" and all other equity securities and financial assets;

            (i) existing files, records and lists of Sequoia and the Consolidated Bank containing the names and addresses of all former, current and prospective customers of the Business, including without limitation, mailing lists, contact lists or other lists rented to other persons and all other lists utilized exclusively in connection with the Business;

            (j) the software systems and applications used in the Business and listed on Schedule 2.1(j) hereto; and

            (k) all books and tax, financial and accounting records, files and documentation relating to the assets described above.

     2.2 Excluded Assets. The Assets shall not include the following assets (the "Excluded Assets"):

            (a) the national bank charter and all notices, consents, licenses, approvals, orders and authorizations issued by the OCC to Sequoia and the Consolidated Bank to enable Sequoia and the Consolidated Bank to conduct a commercial banking business in the State of California as a national banking association known as "Sequoia National Bank" (the "Charter"), and the corporate books and records for the national banking association known as "Sequoia National Bank" (including articles of association, bylaws, stock, stock certificates, stock register, minute book and corporate seal);

            (b) subject to Section 8.2(i) of this Agreement, and except as may be incidental to transfer of the Assets as contemplated herein, all right, title and interest in respect of the ownership and use of the corporate name, "Sequoia National Bank," including trademarks, trade names, service marks, logos, designations, fictitious business name statements and any other intangible property rights to such name;

            (c)  the Branch Authorization; and

            (d) all other assets of Sequoia and the Consolidated Bank, whether tangible or intangible, real, personal or mixed, that FNB and Sequoia expressly agree are not related to or used in, or held for use in connection with the Business; and any such assets shall be sold, assigned, or transferred to or for the benefit of the Sequoia shareholders prior to the Consolidation.

     2.3 Assumed Liabilities. Subject to the terms and conditions of this Agreement, FNB shall assume on the Effective Date the actual and contingent liabilities and obligations of Sequoia and the Consolidated Bank relating to the Business and existing at or arising after the Effective Date (the "Assumed Liabilities"), and reflected on the Closing Balance Sheet described in Section 8.2(f) of this Agreement, but specifically excluding the Excluded Liabilities. The Assumed Liabilities shall include, but not be limited to, the following:

            (a) all deposit liabilities of Sequoia and the Consolidated Bank maintained at the Branches (whether interest-bearing or noninterest-bearing accounts, certificates of deposit or time deposits) and including all uncollected items included in deposit balances (the "Assumed Deposits");

            (b) all liabilities and obligations relating to the Assets and the Business under the Assigned Contracts;

            (c) Sequoia's and the Consolidated Bank's obligations to provide services from and after the Effective Date in connection with the Assets and the Assumed Deposits, including obligations with respect to safe deposit boxes; and

            (d) Sequoia's and the Consolidated Bank's obligations to any holders of Dissenting Shares, including but not limited to the costs and expenses (including legal, financial adviser, and expert fees and expenses) of any appraisal proceeding pursuant to 12 USC 215. Nothing in this Section 2.3(d) shall limit the ability to utilize funds held in the Escrow Account to pay any obligations to holders of Dissenting Shares or to indemnify or reimburse FNB for payment of any obligation to holders of Dissenting Shares.

     2.4 Excluded Liabilities. The Assumed Liabilities shall not include the following liabilities and obligations (the "Excluded Liabilities"):

            (a) any liability of Sequoia or the Consolidated Bank that FNB and Sequoia agree is not related to the Business; and any such liability shall be satisfied, transferred, or assumed in full by or on behalf of the Sequoia shareholders prior to the Consolidation; and

            (b) any liability existing on or arising prior to the Effective Date with respect to the employees, officers or directors of Sequoia, including but not limited to any liability for wages, salaries, bonuses, fees, expense reimbursement claims, indemnification, stock options, profit sharing, vacation and sick pay, unemployment compensation, any employee benefits (such as medical, dental, vision, health and life insurance and disability benefits), and severance, retirement and other plans for employees, officers or directors of Sequoia; all such liabilities shall have been satisfied, transferred or assumed in full prior to the Consolidation.

     2.5    Indemnification of HNB. FNB and Sequoia agree with HNB as follows:

            (a) Immediately prior to consummation of the Consolidation, the Liquidation, the Stock Purchase and the Bank Merger, FNB and Sequoia shall agree with each other, and shall take all action that may be necessary and appropriate, to transfer, assign and sell all Assets, other than the Excluded Assets described in Section 2.2(a) through (c) (for purposes of this Section 2.5 called the "Retained Assets"), and to satisfy, transfer or assume, or cause to be assumed all Liabilities of whatever kind or nature, and whether known or unknown, pursuant to or in connection with the Consolidation and the Liquidation or otherwise. FNB, Sequoia and HNB agree that the Consolidated Bank will have no Assets, other than the Retained Assets, or Liabilities of whatever kind or nature, immediately prior to the Stock Purchase.

            (b) In furtherance of the agreements set forth in Section 2.5(a), FNB, as successor to the Assets, Liabilities and Business of Sequoia and the Consolidated Bank in the Liquidation, agrees to execute and deliver to HNB an indemnification agreement, substantially in the form attached hereto as Exhibit E.

            (c) In furtherance of the agreements set forth in Section 2.5(a), Sequoia shall use commercial best efforts to have Peter T. Paul agree to execute and deliver to HNB an indemnification agreement, substantially in the form attached hereto as Exhibit F.

                                    Article 3

                           PURCHASE AND SALE OF STOCK
                           --------------------------

     3.1 Stock Purchase. Pursuant to the Plan of Liquidation, on the terms and subject to the conditions set forth in this Agreement, HNB agrees to purchase, and FNB agrees to sell, all of its right, title and interest in and to the outstanding capital stock of the Consolidated Bank that FNB shall acquire in the Consolidation (the "Consolidated Bank Stock").

     3.2 Stock Purchase Price. In consideration for the Consolidated Bank Stock, HNB agrees to pay FNB, against delivery to HNB of duly endorsed stock certificates or stock certificates together with separate stock powers duly executed, and FNB agrees to accept in full payment for the Consolidated Bank Stock, the cash sum of One Million Four Hundred Thousand Dollars ($1,400,000) plus the amount of any paid-in capital in the Consolidated Bank following the Liquidation and remaining on the closing date of the Stock Purchase (the "Stock Purchase Price"). On the Effective Date, HNB shall pay the Stock Purchase Price by wire transfer in immediately available funds to the Escrow Agent for deposit into the Escrow Account and disbursement thereafter in accordance with Section
1.12 and the Escrow Agent Agreement.

     3.3 Stock Purchase Documents and Cooperation. Prior to the Effective Date, FNB and HNB shall enter into a stock purchase and sale agreement, substantially in the form attached hereto as Exhibit G (the "Stock Purchase

Agreement"), and shall execute and deliver such forms of assignment, endorsements or other documentation as each party may reasonably request of the other, and each party shall cooperate with the other to give effect to the Stock Purchase.

                                    Article 4

                                   BANK MERGER
                                   -----------

     4.1 Bank Merger. At the Effective Time or as soon thereafter as practicable, and upon the terms and subject to the conditions of this Agreement, the corporate existence of each of the Consolidated Bank and HNB shall be merged (the "Merger") into and continued in HNB (in this Article 4, sometimes called the "Surviving Bank").

     4.2 Merger Time. Prior to the Effective Time, a bank merger agreement will be entered into between the Consolidated Bank and HNB, substantially in the form attached hereto as Exhibit H (the "Bank Merger Agreement"), and at the Effective Time or as soon as practicable thereafter, the parties will promptly file the Bank Merger Agreement with the OCC and make all other filings and recordings required by 12 USC 215a or the OCC in connection with the Merger and request the OCC to make the Merger effective. The Merger shall become effective at such time as specified by the OCC (the "Merger Time").

     4.3 Effects of the Merger. The Merger shall have the effects set forth in 12 USC 215a. Without limiting the generality of the foregoing and subject thereto, at the Merger Time, all properties, rights, privileges, powers and franchises of the Consolidated Bank shall vest in the Surviving Bank and all debts, liabilities and duties of the Consolidated Bank shall become the debts, liabilities and duties of the Surviving Bank.

     4.4    Charter and Bylaws.
            ------------------

            (a) The Articles of Association of HNB, as in effect immediately prior to the Effective Time, shall be the Articles of Association of the Surviving Bank until thereafter amended as provided therein and under the National Bank Act.

            (b) The Bylaws of HNB, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Bank until thereafter amended as provided therein and under the National Bank Act.

     4.5 Directors. The Directors of HNB, as in effect immediately prior to the Effective Time, shall remain the Directors of the Surviving Bank, each to hold office in accordance with the Articles of Association and Bylaws of the Surviving Bank and until his or her successor is duly elected and qualified.

     4.6 Officers. The Officers of HNB shall remain the officers of the Surviving Bank, each to hold office in accordance with the Articles of Association and Bylaws of the Surviving Bank and until his or her successor is duly elected and qualified.

     4.7 Effect on Securities. At the Merger Time, by virtue of the Merger and without any action on the part of the Surviving Bank or any shareholder of HNB or the Consolidated Bank:

            (a) Each share of the Consolidated Bank Stock prior to the Merger that is held in the treasury of the Consolidated Bank or of any of its subsidiaries shall be canceled and redeemed and no capital stock of the Surviving Bank, cash or other consideration shall be paid or delivered in exchange therefor.

            (b) Each then remaining outstanding share of the Consolidated Bank Stock shall be canceled and redeemed and no capital stock of the Surviving Bank, cash or other consideration shall be paid or delivered in exchange therefor.

            (c) Each outstanding share of common stock of HNB prior to the Merger shall remain outstanding and continue to represent one (1) share of the common stock of HNB as the Surviving Bank.

                                    Article 5

                                   THE CLOSING
                                   -----------

     5.1 Closing Date and Place. The closing of the Consolidation, the Liquidation, the Stock Purchase and the Bank Merger as provided for herein (the "Closing") will be held at 9:00 a.m. at the offices of Sequoia, 65 Post Street, San Francisco, California 94104, or at such other time and location as may be mutually agreeable to FNB, Sequoia and HNB. The Closing shall be held on the Effective Date or on a later date (the "Closing Date") that is mutually agreeable to FNB, Sequoia and HNB, as soon as practicable following the receipt of all governmental and other approvals and consents necessary for the consummation of the transactions contemplated hereby (including the expiration of any statutory waiting periods) and the satisfaction (or waiver) of all other conditions to the Closing provided for herein.

     5.2 Consolidation Consideration. At the Closing, FNB shall pay the Consolidation Consideration to the Paying Agent and to the Escrow Agent, as provided in Section 1.9.

     5.3 Stock Purchase Price. At the Closing, HNB shall pay the Stock Purchase Price to the Escrow Agent, as provided in Section 3.2.

     5.4 Delivery of Additional Documents. Each party shall execute and deliver to either or both of the other parties, as appropriate, such legal opinions, certificates, forms of documents, instruments, assignments, bills of sale, endorsements, consents or other agreements as any party hereto may reasonably request to effectuate the transactions contemplated by this Agreement.

     5.5 Alternative Closing. Notwithstanding any provision in this Agreement to the contrary, FNB and Sequoia confirm their intent and do hereby agree to consummate and close the Consolidation and the Liquidation without also closing the Stock Purchase and the Bank Merger in the event that any material condition to the Closing of the Stock Purchase and the Bank Merger is impossible to satisfy in a timely manner, including but not limited to the circumstances described in Section 9.2(d) of this Agreement. In such event, FNB and Sequoia agree to amend this Agreement, to the extent they deem changes are necessary, appropriate or desirable in order to proceed without HNB; provided, however, that no such amendment shall alter the Consolidation Consideration payable to the shareholders of Sequoia as provided in Section 1.9 hereof, other than to eliminate FNB's obligation to pay an amount equal to the Stock Purchase Price. HNB accepts and agrees to this Section 5.5.

                                    Article 6

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

     6.1 Sequoia's Representations and Warranties. Sequoia represents and warrants to FNB and HNB that, as of the date of this Agreement:

            (a) Sequoia is a national banking association, duly organized and existing under the laws of the United States of America;

            (b) Sequoia has the requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; all corporate action necessary to be taken by or on the part of Sequoia to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby has been duly and validly taken, except for receipt of the requisite approval of Sequoia's shareholders; and this Agreement has been duly executed and delivered by, and constitutes the valid and binding agreement of Sequoia, enforceable in accordance with its terms except as limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies;

            (c) Subject to satisfaction of any applicable governmental or regulatory requirements, including, without limitation, receipt of all required consents and approvals from the OCC, the execution, delivery and performance by Sequoia of this Agreement do not, and the consummation by Sequoia of the transactions contemplated hereby will not, violate or conflict with the Articles of Association or Bylaws of Sequoia, or any law or regulation currently applicable to Sequoia, or any material agreement or instrument, or currently applicable award, order, judgment or decree to which Sequoia is a party or by which it is bound, or require any filing by Sequoia with, or authorization, approval, consent or other action with respect to Sequoia by, any governmental or regulatory agency except such as have been made or obtained and are in full force and effect or such as will be made or obtained prior to the Closing Date;

            (d) There is no litigation, claim, action, suit or proceeding pending, which, if adversely determined, would adversely affect the use of the Assets, Liabilities or the Charter; and, to Sequoia's knowledge, there is no litigation, claim, action, suit or proceeding threatened by any organization, person, individual or governmental agency which, if adversely determined, would, individually or in the aggregate, materially and adversely affect the use of the Assets, Liabilities or Charter;

            (e) Other than certain consulting fees payable to Keefe, Bruyette & Woods, Inc., Sequoia has not in any manner whatsoever paid or agreed to pay any fee or commission to any agent, broker, finder or other person for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions covered and contemplated hereby. All negotiations relating to this Agreement have been conducted by Sequoia directly and without the intervention of any person in such manner as to give rise to any valid claim against FNB or HNB for any brokerage commission or like payment.

            (f) Sequoia has delivered to FNB true and correct copies of the balance sheets of Sequoia as of December 31, 2003, 2002 and 2001, and the related statements of earnings, stockholders' equity and comprehensive income and cash flows for each of the three years in the period ended December 31, 2003. Such financial statements at December 31, 2003 have been audited by Grant Thornton LLP, as independent public accountants for Sequoia during such period, and such financial statements at December 31, 2002 and 2001 have been audited by Perry-Smith LLP, as independent public accountants for Sequoia during such periods. Such financial statements include an opinion of Grant Thornton LLP or Perry-Smith LLP, as appropriate, to the effect that such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered by such financial statements and present fairly, in all material respects, the financial position, results of operations and cash flows of Sequoia at the dates indicated and for the periods then ending. Sequoia has caused, or will cause, Grant Thornton LLP and Perry-Smith LLP to make available to KPMG LLP, as independent public accountants for FNB, and to Eric Thomas Group, L.P., as tax consultants to FNB, all Grant Thornton LLP and Perry-Smith LLP work papers related to preparation of Sequoia's audited financial statements for the year ended December 31, 2003, and the tax work papers that support tax returns reflecting net operating losses that carry forward to the year ending December 31, 2003. Sequoia has also delivered to FNB true and correct copies of the unaudited balance sheet of Sequoia as of September 30, 2004, and the related unaudited statements of earnings, stockholders' equity and comprehensive income and cash flows for the period ended September 30, 2004, accompanied by the written certifications of the Chief Executive Officer and the Chief Financial Officer of Sequoia, confirming that such unaudited financial statements fairly and accurately present the financial condition of Sequoia as of such date and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the period ended September 30, 2004;

            (g) Sequoia has delivered to FNB true and correct copies of the Leases listed on Schedule 3.1(g) hereto. The Leases are valid, binding and enforceable contracts, with such exceptions as are not material and do not interfere with the conduct of the business of the Branches and the quiet and peaceful possession of the leased real estate. Sequoia is not in material default in any respect under any of the Leases and, except as heretofore disclosed to FNB in writing, the assignment and transfer to FNB of all of Sequoia's rights and obligations under the Leases do not require the consent of any other party;

            (h) Except as heretofore disclosed in writing to FNB, Sequoia has good and marketable title to all assets reflected in its financial statements, other than assets disposed of after the date thereof in the ordinary course of business and assets acquired in the regular course of securing or collecting a debt previously contracted in good faith, free and clear of all mortgages, liens, security interests, charges or encumbrances of any nature whatsoever, other than liens, if any, for current taxes and assessments not yet due and payable, and other than such imperfections of title and encumbrances which are not substantial in character, amount or extent and which do not detract materially from the value, or interfere materially with the present use, of the assets subject thereto or affected thereby, or otherwise materially impair the conduct of the Business;

            (i) Sequoia has made available to FNB access to such of the records in Sequoia's possession as requested by FNB concerning the Loans and the securities portfolio, except confidential information of customers, which records are prepared and maintained in the ordinary course of the Business.

Sequoia has no material loan, investment or other similar commitment other than those documented on such records, or to be documented in the ordinary course of business promptly after entry into such commitments;

            (j) Sequoia has made available to FNB true and correct copies of the Federal income tax returns and the California franchise tax returns filed by Sequoia (original and amended returns) for the tax years 2000, 2001, 2002 and 2003, and the net operating losses as stated in such returns are correct and have not been adjusted, nor has the Internal Revenue Service or the Franchise Tax Board adjusted or proposed an adjustment to the net operating loss carryforward amounts, and there are no tax examinations currently in process nor has Sequoia received any notice of a pending examination;

            (k) Except as heretofore disclosed in writing to FNB, Sequoia has no reason to believe that Sequoia is in default under any contract or agreement and no act or omission has occurred which, with notice or lapse of time or both, would constitute a default under any term or provision of any contract or agreement, which default could have a material adverse effect upon the Business;

            (l) Except as heretofore disclosed in writing to FNB, to the best of Sequoia's knowledge, Sequoia is not subject to any material debts, obligations or liabilities required to be but not in fact reflected on the financial statements delivered to FNB pursuant to Section 6.1(f) of this Agreement. No financial statement or other document provided to FNB pursuant to
Section 6.1(f) of this Agreement, as of the date of such document, contained any untrue statement of a material fact, or at the date thereof, omitted to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were made, not misleading; provided, however, that information of a later date shall be deemed to modify contrary information as of any earlier date;

            (m) Sequoia has filed all material documents and reports required to be filed by Sequoia with the OCC and any other government agency or regulatory authority having jurisdiction over the Business. All such reports conform in all material respects with the requirements promulgated by the OCC and such other agencies and authorities and all compliance and corrective action relating to Sequoia required by the OCC and such other agencies and authorities has been taken. Sequoia has provided to FNB, and will continue to provide to FNB, access to all reports and correspondence with respect to the examinations of Sequoia by the OCC and such other agencies and authorities;

            (n) Except as previously disclosed to FNB, there are no loans presently owned by Sequoia that have been classified by Sequoia management or Sequoia internal policy or procedure, any outside review examiner, accountant or any bank regulatory authority as "Non-Accrual," "Watch," "Other Assets Specially Mentioned," "Substandard," "Doubtful" or "Loss" or classified using categories or words with similar import and all loans or portions thereof so classified have been reserved to the extent required. Sequoia regularly reviews and appropriately classifies its loans in accordance with all applicable legal and regulatory requirements and generally accepted banking practices. The allowance for loan losses in the Sequoia balance sheets described in Section 6.1(f) above, and in the Sequoia balance sheets described in Section 8.2(f) below, are and will be adequate in all material respects under the requirements of all applicable laws and regulations to provide for possible loan losses on outstanding loans, net of recoveries. Sequoia has furnished and will continue to furnish to FNB true and accurate information concerning the loan portfolio of Sequoia, and no material information with respect to the loan portfolio has been or will be withheld from FNB; and

            (o) Except as may be expressly represented or warranted by Sequoia in this Agreement, Sequoia makes no representation or warranty whatsoever with regard to any Asset, any Assumed Liability or the business or operations of the Branches, it being expressly understood that such Assets and Assumed Liabilities are being transferred as is, where is, without recourse, with all faults and with no warranties other than as expressly provided in this Agreement. FNB agrees that it is relying solely upon its own judgment, after such investigation and inspection as it deems necessary or appropriate, as to the quality, condition, fitness and value of the Assets and the nature and amount of the Assumed Liabilities, and Sequoia hereby disclaims any representations or warranties made by Sequoia as to their condition, value, nature or amount, except those made in or pursuant to this Agreement.

     6.2 FNB's Representations and Warranties. FNB represents and warrants to Sequoia and HNB that, as of the date of this Agreement:

            (a) FNB is a national banking association, duly organized and existing under the laws of the United States of America;

            (b) FNB has the requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; all acts and other proceedings required to be taken by or on the part of FNB to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby have been duly and validly taken, except for receipt of any requisite approval of FNB's shareholder; and this Agreement has been duly executed and delivered by, and constitutes the valid and binding agreement of, FNB, enforceable in accordance with its terms except as limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies;

            (c) Subject to the satisfaction of any applicable governmental or regulatory requirements, including, without limitation, receipt of all required approvals and consents from the OCC, and receipt by FNB Bancorp, the holding company for FNB, of all required approvals and consents (if any) from the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the execution, delivery and performance by FNB of this Agreement do not, and the consummation by FNB of the transactions contemplated hereby will not, violate or conflict with the Articles of Association or Bylaws of FNB, or any law or regulation currently applicable to FNB, or any material agreement or instrument, or currently applicable order, judgment or decree to which FNB is a party or by which it is bound or require any prior filing by FNB with, or authorization, approval, consent or other action with respect to FNB by, any governmental or regulatory agency except such as have been made or obtained and are in full force and effect or will be made or obtained and in full force and effect as of the Closing;

            (d) As of the date of this Agreement, FNB has, and on the Closing Date FNB will have, sufficient funds available to enable it to consummate the transactions contemplated by this Agreement, including those that arise or may arise under the indemnification agreement provided to HNB pursuant to Section 2.5(b), and there are no actions, suits or proceedings pending or, to the knowledge of FNB, threatened against or affecting, FNB, which may cause a material adverse change in FNB's business or financial condition, such that FNB would be unable to perform its obligations under this Agreement, including those that arise or may arise under such indemnification agreement;

            (e) Other than certain consulting fees payable to Hoefer &Arnettt, Inc., FNB has not paid or agreed to pay any fee or commission to any agent, broker, finder or other person for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions covered and contemplated hereby. All negotiations relating to this Agreement have been conducted by FNB directly and without the intervention of any person in such manner as to give rise to any valid claim against Sequoia or HNB for any brokerage commission or like payment;

            (f) At the time of the most recent regulatory evaluation of FNB's performance under the Community Reinvestment Act (the "CRA"), FNB's record of performance was deemed to be at least "satisfactory", and no proceedings are pending or to the knowledge of FNB, threatened, that would result in a change in such evaluation. FNB has not received any adverse public comments with respect to its compliance under the CRA since the date of its most recent regulatory evaluation of its performance under the CRA; and

            (g) At the time of the Consolidation, the Interim National Bank will be a national banking association, duly organized and existing under the laws of the United States of America, and will have the requisite corporate power and authority to execute, deliver and perform this Agreement and the Consolidation Agreement and to consummate the Consolidation and the other transactions contemplated hereby and thereby; all acts and other proceedings required to be taken by or on the part of the Interim National Bank to execute, deliver and perform this Agreement and the Consolidation Agreement and to consummate the Consolidation and the other transactions contemplated hereby and thereby will have been duly and validly taken; and this Agreement and the Consolidation Agreement will have been duly executed and delivered by, and will constitute the valid and binding agreement of, the Interim National Bank, enforceable in accordance with its terms except as limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies; subject to the satisfaction of any applicable governmental or regulatory requirements, including, without limitation, receipt of all required approvals and consents from the OCC, the execution, delivery and performance by the Interim National Bank of this Agreement and the Consolidation Agreement do not, and the consummation by Interim National Bank of the transactions contemplated hereby and thereby will not, violate or conflict with the Articles of Association or Bylaws of the Interim National Bank, or any law or regulation currently applicable to the Interim National Bank, or any material agreement or instrument, or applicable order, judgment or decree to which the Interim National Bank is a party or by which it is bound or require any prior filing by the Interim National Bank with, or authorization, approval, consent or other action with respect to the Interim National Bank by, any governmental or regulatory agency except such as have been made or obtained and are in full force and effect or will be made or obtained and in full force and effect as of the Closing Date.

     6.3 HNB's Representations and Warranties. HNB represents and warrants to FNB and Sequoia that, as of the date of this Agreement:

            (a) HNB is a national banking association, duly organized and existing under the laws of the United States of America;

            (b) HNB has the requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; all acts and other proceedings required to be taken by or on the part of HNB to execute, deliver and perform this Agreement and to consummate the Stock Purchase and the Bank Merger contemplated hereby have been duly and validly taken; and this Agreement has been duly executed and delivered by, and constitutes the valid and binding agreement of, HNB, enforceable in accordance with its terms except as limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies;

            (c) Subject to the satisfaction of any applicable governmental or regulatory requirements, including, without limitation, receipt of all required approvals and consents from the OCC, and receipt by the holding companies for HNB of all required approvals and consents from the Federal Reserve, if any, the execution, delivery and performance by HNB of this Agreement do not, and the consummation by HNB of the transactions contemplated hereby will not, violate or conflict with the Articles of Association or Bylaws of HNB, or any law or regulation currently applicable to HNB, or any material agreement or instrument, or currently applicable order, judgment or decree to which HNB is a party or by which it is bound or require any prior filing by HNB with, or authorization, approval, consent or other action with respect to HNB by, any governmental or regulatory agency except such as have been made or obtained and are in full force and effect or will be made or obtained and in full force and effect as of the Closing Date;

            (d) As of the date of this Agreement, HNB has, and on the Closing Date HNB will have, sufficient funds available to enable it to consummate the transactions contemplated by this Agreement, and there are no actions, suits or proceedings pending or, to the knowledge of HNB, threatened against or affecting, HNB, which may cause a material adverse change in HNB's business or financial condition; and

            (e) HNB has not paid or agreed to pay any fee or commission to any agent, broker, finder or other person for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions covered and contemplated hereby. All negotiations relating to this Agreement have been conducted by HNB directly and without the intervention of any person in such manner as to give rise to any valid claim against Sequoia or FNB for any brokerage commission or like payment

                                    Article 7

                                    COVENANTS
                                    ---------
-
     7.1    Sequoia's Covenants.
            -------------------

            (a) Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as expressly permitted by this Agreement or otherwise consented to or approved by FNB in writing (which consent or approval shall not be unreasonably withheld):

                 (i) Sequoia shall not incur any material liabilities or material obligations (whether directly or by way of guaranty, endorsement, surety contract or otherwise) including without limitation any obligation for borrowed money or evidenced by any note, bond, debenture or similar instrument, except for deposit liabilities incurred in the ordinary course of business pursuant to Sequoia's customary rate schedules, and except for other liabilities and obligations incurred in the ordinary course of business;

                 (ii) Sequoia shall not sell, transfer, mortgage, encumber or otherwise dispose of any of the Assets except for the disposition of Assets in the ordinary course of business;

                 (iii) Sequoia shall not offer interest rates or terms on any category of Assumed Deposits which are not consistent with past practice or which provide a yield greater than the yields then currently offered by FNB;

                 (iv) Sequoia will maintain its furniture, fixtures and equipment substantially in accordance with its normal practices, and keep such property in its present condition, ordinary wear and tear excepted;

                 (v) Sequoia shall operate the Branches and the Business in accordance with its normal practices and will use commercial best efforts to preserve for the benefit of FNB after the Closing its business, goodwill and relationships with customers and suppliers;

                 (vi) Sequoia shall furnish to FNB such reports and compilations pertaining thereto as FNB shall reasonably request from time to time; and Sequoia shall furnish to FNB all such other information pertaining to the Assets and the Assumed Liabilities and the Business as FNB may reasonably request; and Sequoia shall use its best efforts to cause its officers, employees, independent accountants and attorneys to cooperate with FNB in its reasonable requests for information. FNB shall treat as confidential all such information in the same manner as FNB treats similar confidential information of its own and shall use such information, or cause it to be used, solely for the purposes of evaluating and completing the transactions contemplated by this Agreement;

                 (vii) Sequoia shall permit FNB (or an officer of FNB designated by the Board of Directors of FNB) to attend and observe all loan committee meetings or other meetings of Sequoia for the purpose of approving loans or similar extensions or renewals of credit. Sequoia shall not, without first having obtained the written consent or waiver of FNB (or an officer of FNB designated by the Board of Directors of FNB) cause, allow or suffer its officers or agents to commit to any new loan or renewal of an existing loan which does not, in the opinion of FNB (or in the opinion of an officer of FNB designated by the Board of Directors of FNB), comply in all material respects with the written credit policies of Sequoia in effect and as disclosed to FNB prior to the date of this Agreement, provided, however, that such consent or waiver shall be deemed to have been given if no response is provided to Sequoia following a written request therefore within five (5) business days of receipt of such request;

                 (viii) Sequoia shall pay, honor, discharge and perform all liabilities and obligations in respect of the Assets and the Assumed Liabilities and any other liabilities of the Branches arising in the ordinary course of business;

                 (ix) Sequoia shall obtain approval of this Agreement, the Consolidation, the Liquidation and the other transactions contemplated hereby by the requisite vote or consent of the holders of outstanding securities of Sequoia as such approval is required by applicable law, contract, Sequoia's Articles of Association or Bylaws, or otherwise; and

                 (x) Subject to the continuing fiduciary duty of the Board of Directors of Sequoia to its shareholders, prior to the Closing Date, Sequoia shall not effect or allow to be effected or agree to effect or enter into a transaction or series of transactions with one or more third persons, groups or entities providing for the acquisition of all or a substantial part of Sequoia, whether by way of merger, exchange of stock, sale of assets, or otherwise ("business combination"), acquire or agree to acquire any of Sequoia's own capital stock or the capital stock or asset of any other entity, or commence any proceedings for winding up and dissolution affecting Sequoia or any other such entity.

            (b) FNB's Access to Branch Premises. Prior to the Closing, Sequoia shall provide FNB and its attorneys, independent accountants and agents, reasonable access to the Branches during normal business hours and upon reasonable request, reasonable opportunity to review and inspect the furniture, fixtures and equipment, and the books, records, files, documentation and accounts of the Business, and Sequoia shall allow FNB to make copies of such materials (excluding regulatory examinations and correspondence to the extent not prohibited by applicable law or regulation). FNB will indemnify, defend, and hold Sequoia harmless for, from and against any and all claims, damages, costs, liabilities and losses (including mechanics' liens) arising out of any entry by FNB or its agents, designees or representatives on the premises of the Branches for any purpose. Without limiting the scope of the foregoing, FNB also will restore the furniture, fixtures and equipment, books, records, files, and documentation of the Branches at its sole cost and expense, as necessary, if the transactions contemplated by this Agreement do not close. Until restoration is complete, FNB will take all steps necessary to ensure that any conditions at the Branches created by any testing, review, inspection, installation or other actions performed by or for FNB will not unreasonably interfere with the normal operation of the Branches or create any dangerous, unhealthy, unsightly or noisy conditions at the Branches.

            (c) Data Processing Conversion. Sequoia shall make available the required hard copy (printed) reports and magnetic tapes for both a validation (practice) run (the "Validation Run") and the actual data conversion run (the "Data Conversion Run") in accordance with the usual procedures for such matters at no cost to FNB. The Validation Run will occur on a mutually acceptable date thirty (30) to sixty (60) days prior to the Closing Date and the Data Conversion Run will commence on the Closing Date and continue during the night on the Closing Date and the following morning. If more than one Data Conversion Run or more than one Validation Run are required, Sequoia will provide the magnetic tapes (and printed reports, if requested) at a cost to FNB of no more than One Thousand Dollars ($1,000) for each additional set of magnetic tapes (whether or not accompanied by printed reports). In connection with the conversion of the data processing, Sequoia and FNB shall each cooperate with the other and shall bear equally the duties and responsibilities relating to the conversion.

            (d) Director-Shareholder Agreements. As soon as reasonably practicable following the execution hereof, Sequoia shall take all action necessary in accordance with the National Bank Act, its Articles of Association and Bylaws and any other applicable rules, to call, give notice of and convene a meeting of its shareholders to consider and vote upon the approval and adoption of this Agreement, the Consolidation and the Liquidation and for such other purposes as may be necessary or desirable. The Sequoia Board of Directors has determined that this Agreement and the transactions contemplated herein are advisable and in the best interests of the Sequoia shareholders and, subject to the fiduciary obligations of a director as advised by legal counsel, each member of the Sequoia Board of Directors has executed and delivered to Sequoia, dated as of the date of this Agreement, a director-shareholder agreement addressed to FNB substantially in the form attached hereto as Exhibit I ("Director-Shareholder Agreement"), pursuant to which each member of the Sequoia Board of Directors in the capacity of a shareholder has committed to vote his or her shares of Sequoia Common Stock in favor of this Agreement and the transactions described herein and to recommend to all other shareholders that they also vote in favor of this Agreement and the transactions described herein. Sequoia shall use its commercial best efforts to solicit and secure all needed approvals from the shareholders of Sequoia.

            (e) Sequoia's Additional Covenants. Sequoia (and, to the extent specifically indicated below, FNB and/or HNB) shall:

                 (i) Subject to the Closing, terminate the employment of all of the Sequoia employees, effective as of the close of business on the business day immediately preceding the Closing Date, and FNB shall have the right, but not the obligation, to offer, subject to FNB's normal new employee screening procedures, new employment with FNB to any or all employees, effective as of the Closing Date. Any offers of employment made by FNB to any employee shall be made as soon as possible after all the consents, approvals and authorizations referred to in Sections 8.1(c) and 8.2(d) hereof have been obtained (and in no event less than ten (10) business days prior to the Closing Date). Such offers shall be made in person to each employee at a meeting at which representatives of FNB and Sequoia are present. With the written consent of the employees, FNB shall have access to employee personnel files of Sequoia, including salary history, training and certification, performance evaluations, and disciplinary histories. Any employee who elects to accept employment with FNB will be an "at will" employee of FNB under the same conditions as FNB's other employees. Any employees who may be offered employment with FNB shall be offered employment at base wages and salaries reasonably consistent with the wages and salaries currently being paid by FNB to its other employees. To the extent consistent with FNB's existing structure for comparable positions and comparable officer titles and its current policies regarding officer titles, any employees who may be offered employment with FNB shall be offered positions with responsibilities and officer titles that are substantially comparable to those they held with Sequoia before the Closing Date. All employees who accept employment with FNB as of the Closing Date will be eligible to participate in the employee benefit plans and other fringe benefits of FNB on the same basis as such plans and benefits are offered to the other employees of FNB with comparable positions with FNB. FNB will credit such employees for their length of service with Sequoia for all purposes under each employee benefit plan and fringe benefit to be provided by FNB to such employees, based on the employment information provided to FNB by Sequoia.

                 (ii) sign and deliver to FNB and/or HNB such additional agreements and other documents, and to use commercial best efforts to do such other acts and things, as may be reasonably necessary or convenient to complete the transactions contemplated by this Agreement;

                 (iii) use commercial best efforts to obtain the Branch Authorization and reasonably cooperate with FNB and HNB in obtaining all other governmental and regulatory consents, approvals, licenses, waivers and the like required to be fulfilled or obtained for the completion of the transactions contemplated by this Agreement; and

                 (iv) provide all required or appropriate notices to depositors, customers or third parties, in cooperation with FNB.

     7.2    FNB's Covenants. FNB shall:

            (a) use commercial best efforts to sign and deliver to Sequoia and/or HNB such additional agreements and other documents, and to do such other acts and things, as may be required to complete the transactions contemplated by this Agreement;

            (b) use its commercial best efforts to fulfill all governmental, regulatory and other requirements (including, without limitation, obtaining the approval of all California and federal bank or other financial institution regulatory agencies and any other governmental entity having jurisdiction over FNB or FNB's ability to complete the Consolidation and the Liquidation) required to be fulfilled by FNB for the completion of the transactions contemplated by this Agreement. Sequoia and HNB shall have the right to review and comment upon all applications to, and filings with, governmental and regulatory agencies and entities made by FNB for the above purpose, prior to their filing; provided that, neither Sequoia nor HNB shall have responsibility for any such application or filing. Without limiting the generality of the foregoing, FNB shall use commercial best efforts to file all required regulatory applications within thirty (30) calendar days after the date of this Agreement; and

            (c) use its commercial best efforts to apply for and obtain all regulatory and other requirements, including without limitation from the OCC, and to take all corporate actions necessary to form and organize the Interim National Bank, to vote all shares of the Interim National Bank in favor of approval and adoption of this Agreement and the Consolidation and the Liquidation and to cause the Interim National Bank to take all other actions that may be necessary or appropriate to cause the Interim National Bank to effectuate the Consolidation and the Liquidation on the terms and subject to the conditions provided for in this Agreement and in the Consolidation Agreement and in the Plan of Liquidation.

     7.3    HNB's Covenants.  HNB shall:

            (a) use commercial best efforts to sign and deliver to FNB and/or Sequoia such additional agreements and other documents, and to do such other acts and things, as may be required to complete the transactions contemplated by this Agreement; and

            (b) use its commercial best efforts to fulfill all governmental, regulatory and other requirements (including, without limitation, obtaining the approval of all California and federal bank or other financial institution regulatory agencies and any other governmental entity having jurisdiction over
HNB) required to be fulfilled by HNB for the completion of the Stock Purchase, the Bank Merger and the other transactions contemplated by this Agreement. Sequoia and FNB shall have the right to review and comment upon all applications to, and filings with, governmental and regulatory agencies and entities made by HNB for the above purpose, prior to their filing; provided that, neither Sequoia nor FNB shall have responsibility for any such application or filing. Without limiting the generality of the foregoing, HNB shall use commercial best efforts to file all required regulatory applications within thirty (30) calendar days after the date of this Agreement.

                                    Article 8

                            CONDITIONS TO THE CLOSING
                            -------------------------

     8.1 Sequoia's Conditions to the Consolidation and the Liquidation. The obligations of Sequoia to consummate the Closing of the Consolidation and the Liquidation shall be subject to the satisfaction at or prior to Closing of all of the following conditions, any one or more of which may be waived, in whole or in part, by Sequoia:

            (a) FNB shall have complied in all material respects with each of its covenants and agreements contained herein to be performed at or prior to the Closing Date, and each of the representations and warranties of FNB contained in this Agreement shall be true and correct in all material respects as if made at and as of the Closing Date;

            (b) FNB shall have delivered to Sequoia a duly authorized and signed officer's certificate, dated as of the Closing Date, certifying (i) as to the matters specified in Section 8.1(a), and that (ii) FNB, to and including the Closing Date, has performed such review of the books, records, files, documentation and accounts of the Branches as FNB has deemed appropriate;

            (c) All consents, approvals and authorizations required to be obtained prior to the Closing from governmental and regulatory authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby to be consummated at the Closing, including the Consolidation, the Liquidation, the Stock Purchase, the Bank Merger and the Branch Authorization, shall have been made or obtained, and shall remain in full force and effect, all waiting periods applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated and all required regulatory filings shall have been made; provided, however, that no governmental or regulatory consent, approval or authorization shall have imposed any condition or requirement that Sequoia in good faith determines to be materially burdensome upon the business of Sequoia or upon the consummation of the transactions contemplated hereby (the satisfaction of all of the foregoing with respect to any such transaction, a "Regulatory Clearance"), and provided further that notwithstanding the foregoing, if a Regulatory Clearance is obtained with respect to the Consolidation and the Liquidation on or before April 15, 2005, Sequoia shall be willing, upon request, to waive each other Regulatory Clearance;

            (d) There shall not be in effect any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction that would be violated by consummation of the transactions contemplated hereby, nor any material pending or threatened action, proceeding or investigation, the adverse determination of which would result in such order, decree or judgment; provided, that in the case of such material pending or threatened action, proceeding or investigation, no party shall decline to proceed with the Closing pending final resolution thereof without exercising its commercial best efforts promptly to determine jointly with the other party the merit thereof and the likelihood of an adverse determination in such proceeding;

            (e) Shareholders of Sequoia holding in the aggregate no more than fifteen percent (15%) of the outstanding Shares at the Effective Time shall have voted such Shares against the Consolidation and delivered a written notice of dissent from the Consolidation; and

            (f) The Sequoia Board of Directors shall have received an opinion of Keefe, Bruyette & Woods, Inc., dated the date of this Agreement and the date of mailing (or a date within three (3) business days prior to the date of mailing) the shareholder meeting materials contemplated by Section 5.1(d), to the effect that the Merger Consideration in the Merger is fair, from a financial point of view, to Sequoia shareholders, and such opinion shall not have been withdrawn by the Effective Time of the Merger.

     8.2 FNB's Conditions to the Consolidation and the Liquidation. The obligations of FNB and the Interim National Bank to consummate the Closing of the Consolidation and the Liquidation shall be subject to the satisfaction at or prior to Closing of all of the following conditions, any one or more of which may be waived, in whole or in part, by FNB:

            (a) Sequoia shall have complied in all material respects with each of its covenants and agreements herein to be performed at or prior to the Closing Date and each of the representations and warranties of Sequoia contained in this Agreement and the schedules hereto shall be true and correct in all material respects as if made at and as of the Closing Date;

            (b) Sequoia shall have delivered to FNB a duly authorized and signed officer's certificate, signed by Peter T. Paul, Chairman and Chief Executive Officer, dated as of the Closing Date, certifying that (i) the representations and warranties of Sequoia contained in this Agreement and the schedules hereto are true and correct as of the Closing Date and no material adverse change has occurred in the business, financial condition, results of operations or assets of Sequoia which has or may result in a material impairment of the benefit reasonably expected to be derived by FNB under this Agreement,
(ii) Sequoia has complied in all material respects with each of its covenants and agreements herein to be performed at or prior to the Closing Date, including but not limited to the termination of all employees of Sequoia in accordance with Section 7.1(e)(i) above, and (iii) the methodology and accounting procedures used by Sequoia in calculating its stockholders' equity and the Closing Payment Amount, as provided in Section 1.9(a), are consistent with the methodology and accounting procedures used by Sequoia in preparing Sequoia's 2003 year-end and 2004 interim (or 2004 year-end and 2005 interim) financial statements;

            (c) At the request of FNB, Sequoia shall establish such additional loan loss reserves as may be necessary to conform Sequoia's accounting and credit loss practices to those of FNB, such amounts to be determined at the sole discretion of FNB;

            (d) There shall have been given, obtained or satisfied in final form any notice, approval, permit or other requirement of law or any competent governmental or regulatory authority that is necessary to proceed with the Closing, including without limitation such approvals as may be required of any California or federal bank or other financial institution regulatory agency and any other entity or entities having jurisdiction over the Branches, FNB or

Sequoia, and no such agency or entity shall, in connection therewith, have imposed any condition or requirement that would result in a material adverse effect on the business or prospects of the Branches or FNB, or on the consummation of the transactions contemplated hereby;

            (e) There shall not be in effect any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction that would be violated by consummation of the transactions contemplated hereby, nor any material pending or threatened action, proceeding or investigation, the adverse determination of which would result in such order, decree or judgment; provided, that in the case of such material pending or threatened action, proceeding or investigation, no party shall decline to proceed with the Closing pending final resolution thereof without exercising its commercial best efforts promptly to determine jointly with the other party the merit thereof and the likelihood of an adverse determination in such proceeding;

            (f) If the Closing occurs in 2005, Sequoia shall have delivered to FNB true and correct copies of the balance sheet of Sequoia as of December 31, 2004 and the related statements of earnings, stockholders' equity and comprehensive income and cash flows for the year ended December 31, 2004, audited by Grant Thornton LLP. Sequoia has caused, or will cause, Grant Thornton LLP and Perry-Smith LLP to make available to KPMG LLP, as independent public accountants for FNB, and to Eric Thomas Group, L.P., as tax consultants for FNB, all Grant Thornton LLP and Perry-Smith LLP work papers related to preparation of Sequoia's audited financial statements for the year ended December 31, 2004, and the tax work papers that support tax returns reflecting net operating losses that carry forward to the year ending December 31, 2004. Sequoia shall also have delivered to FNB true and correct copies of the unaudited balance sheet of Sequoia as of the end of each fiscal quarter of 2005 and the related unaudited statements of earnings, stockholders' equity and comprehensive income and cash flows for each such quarter, accompanied by the written certifications of the Chief Executive Officer and the Chief Financial Officer of Sequoia as of the end of each such quarter, in form and substance satisfactory to FNB. In addition, Sequoia shall have delivered to FNB true and correct copies of the balance sheet of Sequoia as of a date which is not more than ten (10) business days prior to the Closing Date (the "Closing Balance Sheet"), and the related statements of earnings, stockholders' equity and comprehensive income and cash flows for the period ended as of such date. Such financial statements shall have been prepared by Sequoia and shall be accompanied by the written certifications of the Chief Executive Officer and the Chief Financial Officer of Sequoia as of such date, in form and substance satisfactory to FNB. On or immediately prior to the Closing Date, FNB shall have received from Grant Thornton LLP, as independent public accountants for Sequoia, a "comfort letter" dated the Closing Date, in form and substance satisfactory to FNB and its counsel, as to such matters, as of a specified date not more than five (5) business days prior to the Closing Date, as are customary for other similar transactions and as FNB may reasonably request;

            (g) Sequoia shall have delivered to FNB written evidence satisfactory to FNB that Sequoia has obtained tail coverage for the directors and officers of Sequoia under Sequoia's existing directors' and officers' liability insurance policy, with at least the same coverage and on no less advantageous terms and conditions, commencing on the Closing Date and continuing for a period of no less than three (3) years after the Closing Date. The premiums for such three (3) year coverage shall be paid in full on or prior to the Closing Date, one-half (1/2) by FNB and one-half (1/2) by Sequoia;

            (h) FNB shall have received an original, signed director-officer agreement, in substantially the form attached hereto as Exhibit J (the "Director/Officer Agreement"), from each member of Sequoia's Board of Directors and from each executive officer of Sequoia, pursuant to which each such person agrees to personally refrain from the following activities:

                 (i) For a period of three (3) years following the Closing Date, neither the director/officer nor any of his or her Affiliates will utilize the name "Sequoia National Bank" or any substantially similar name to identify banking operations or banking products in the City and County of San Francisco or in the County of San Mateo;

                 (ii) For a period of three (3) years following the Closing Date, neither the director/officer nor any of his or her Affiliates shall establish a full service bank or branch of a bank which is within the City and County of San Francisco, or in the County of San Mateo;

                 (iii) For a period of three (3) years following the Closing Date, neither the director/officer nor any of his or her Affiliates shall solicit the employment (including the solicitation of any transfer of employment) of any former employee of Sequoia at the Branches who was an employee of Sequoia on the date of this Agreement; provided, however, that nothing herein shall (A) prevent the director/officer or his or her Affiliates from advertising generally any employment opportunities, or (B) prevent the director/officer or his or her Affiliates from hiring, as of the Closing Date, any former employees of Sequoia who are not offered employment with FNB, or (C) prevent the director/officer or his or her Affiliates from hiring any employees of FNB who seek employment without inducement from the director/officer or his or her Affiliates other than any such employees whose employment has been terminated by FNB;

                 (iv) For a period of three (3) years following the Closing Date, neither the director/officer nor any of his or her Affiliates shall solicit Sequoia's current customers in the City and County of San Francisco or in the County of San Mateo by any means other than through state-wide general untargeted marketing efforts;

                 (v) As used in this Section 8.2(h), the term "Affiliates" means any company or person affiliated or otherwise connected to Sequoia, such company's or person's respective directors, officers, employees, partners, members, agents, advisors (including financial advisors, attorneys, accountants, consultants and bankers) and other representatives. This definition of "Affiliates" shall exclude HNB;

            (i) FNB shall have received from HNB a non-competition agreement signed by HNB ("the Noncompetition Agreement"), substantially in the form attached hereto as Exhibit K; providing that HNB shall not, for a period of three (3) years following the Closing Date, utilize the name "Sequoia National Bank" or any substantially similar name to identify HNB banking operations or HNB banking products in the City and County of San Francisco or in the County of San Mateo, and further providing that HNB shall not, for a period of one (1) year following the Closing Date, establish a full service bank or a branch of HNB which is within the City and County of San Francisco or in the County of San Mateo; and

            (j) FNB shall have received from Sequoia the Director-Shareholder Agreements described in Section 7.1(d) above.

     8.3 HNB's Conditions to the Stock Purchase. Subject to Section 5.5 of this Agreement, the obligations of HNB to consummate the Stock Purchase shall be subject to the satisfaction at or prior to Closing of all of the following conditions, any one or more of which may be waived, in whole or in part, by HNB:

            (a) Sequoia and FNB shall have complied in all material respects with each of its covenants and agreements herein related to the Stock Purchase which have to be performed at or prior to the Closing Date and each of the representations and warranties of Sequoia and FNB herein related to the Stock Purchase shall be true and correct in all material respects as if made at and as of the Closing Date;

            (b) Sequoia shall have delivered to HNB a duly authorized and signed officer's certificate, signed by Peter T. Paul, Chairman and Chief Executive Officer, dated as of the Closing Date, certifying that (i) the representations and warranties of Sequoia contained in this Agreement related to the Stock Purchase are true and correct as of the Closing Date, and (ii) Sequoia has complied in all material respects with each of its covenants and agreements herein related to the Stock Purchase which are to be performed at or prior to the Closing Date;

            (c) FNB shall have delivered to HNB a duly authorized and signed officer's certificate, signed by Thomas C. McGraw, Chief Executive Officer, dated as of the Closing Date, certifying that (i) the representations and warranties of FNB contained in this Agreement related to the Stock Purchase are true and correct as of the Closing Date, and (ii) FNB has complied in all material respects with each of its covenants and agreements herein related to the Stock Purchase which are to be performed at or prior to the Closing Date, and (iii) since the date of this Agreement, there has not been any material adverse change in the business, operations, assets, financial condition or prospects of FNB and, to the knowledge of FNB, there are no circumstances which would reasonably be expected to cause such a material adverse change, relative to its covenants and agreements herein to be performed;

            (d) As to the Stock Purchase and Bank Merger, there shall have been given, obtained or satisfied in final form any notice, approval, permit or other requirement of law or any competent governmental or regulatory authority that is necessary to proceed with the Closing, including without limitation such approvals as may be required of any California or federal bank or other financial institution regulatory agency and any other entity or entities having jurisdiction over the Stock Purchase and/or Bank Merger, and no agency or entity shall, in connection therewith, have imposed any condition or requirement that would result in a material adverse effect on the business or prospects of HNB, or on the consummation of the Stock Purchase and/or Bank Merger;

            (e) There shall not be in effect any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction that would be violated by consummation of the transactions contemplated hereby, nor any material pending or threatened action, proceeding or investigation, the adverse determination of which would result in such order, decree or judgment; provided, that in the case of such material pending or threatened action, proceeding or investigation, no party shall decline to proceed with the Closing pending final resolution thereof without exercising its commercial best efforts promptly to determine jointly with the other party the merit thereof and the likelihood of an adverse determination in such proceeding;

            (f) FNB shall have delivered to HNB a duly executed indemnification agreement as set forth in Section 2.5(b); and

            (g) Peter T. Paul shall have delivered to HNB a duly executed indemnification agreement as set forth in Section 2.5(c).

                                    Article 9

                                   TERMINATION
                                   -----------

     9.1 Events of Termination. This Agreement may be terminated at any time prior to Closing:

            (a) By the mutual written agreement of Sequoia and FNB with respect to the Consolidation and the Liquidation, and by the mutual agreement of Sequoia and HNB with respect to the Stock Purchase;

            (b) By Sequoia or FNB in the event that the Closing of the Consolidation and the Liquidation have not occurred on or before April 15, 2005, or such other date as Sequoia and FNB shall agree in writing, unless the failure to so consummate by such time is due to a breach of this Agreement by the party seeking to terminate;

            (c) By FNB or HNB in the event that the Closing of the Stock Purchase has not occurred on or before April 30, 2005, or such other date as FNB and HNB shall agree in writing, unless the failure to so consummate by such time is due to a breach of this Agreement by the party seeking to terminate; provided, however, any termination of the Stock Purchase under this Section 9.1(c) shall not terminate the obligations of Sequoia and FNB with respect to consummation of the Consolidation and the Liquidation;

            (d) By the Board of Directors of Sequoia upon the expiration of thirty (30) days from the delivery of written notice by Sequoia to FNB of FNB's breach of or failure to satisfy any covenant or agreement contained in this Agreement resulting in a material impairment of the benefit reasonably expected to be derived by Sequoia from the performance or satisfaction of such covenant or agreement (provided that such breach has not been waived by Sequoia or cured by FNB prior to the expiration of such thirty (30) day period);

            (e)  By the Board of Directors of FNB upon the expiration of thirty
(30) days from the delivery of written notice by FNB to Sequoia of Sequoia's breach of or failure to satisfy any covenant or agreement contained in this Agreement resulting in a material impairment of the benefit reasonably expected to be derived by FNB from the performance or satisfaction of such covenant or agreement (provided that such breach has not been waived by FNB or cured by Sequoia prior to the expiration of such thirty (30) day period);

            (f)  By the Board of Directors of HNB upon the expiration of thirty
(30) days from the delivery of written notice by HNB to FNB and Sequoia of a breach of or failure to satisfy any covenant or agreement contained in this

Agreement resulting in a material impairment of the benefit reasonably expected to be derived by HNB from the performance or satisfaction of such covenant or agreement (provided that such breach has not been waived by HNB or cured by Sequoia or FNB, as applicable, prior to the expiration of such thirty (30) day period); and

            (g) By the Board of Directors of either FNB or Sequoia upon the expiration of thirty (30) days from the delivery of written notice by FNB or Sequoia to HNB of HNB's breach of or failure to satisfy any covenant or agreement contained in this Agreement resulting in a material impairment of the benefit reasonably expected to be derived by FNB or Sequoia from the performance or satisfaction of such covenant or agreement (provided that such breach has not been waived by the relevant party or cured by HNB prior to the expiration of such thirty (30) day period).

     Any party desiring to terminate this Agreement pursuant to any of the foregoing clauses shall give written notice of such termination to all of the other parties to this Agreement.

     9.2 Liability for Termination. If this Agreement is terminated as permitted by Section 9.1, such termination shall be without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement, provided, however, that:

            (a) if such termination shall result from the willful failure of FNB or Sequoia to fulfill a condition to the performance of the obligations of the other party or to perform a covenant of this Agreement or from a willful misrepresentation or breach of a warranty, covenant or agreement hereunder by either party to this Agreement, such party shall pay to the other party, on demand, the sum of Two Hundred Fifty Thousand Dollars ($250,000) and in each such case, such amount shall be deemed liquidated damages for expenses incurred and the lost opportunity cost for time devoted to the transactions contemplated by this Agreement, which shall be such party's sole remedy for such actions;

            (b) if the Board of Directors of Sequoia terminates this Agreement after the OCC or any other government agency or regulatory authority denies or refuses to grant any approval, consent or qualification required to be obtained in order to secure the Branch Authorization or to consummate the Consolidation and the Liquidation because of objections to the proposed Stock Purchase, separate and apart from the other transactions contemplated by this Agreement, then Sequoia shall pay to FNB, on demand, the sum of Two Hundred Fifty Thousand Dollars ($250,000) and in such case, such amount shall be deemed liquidated damages for expenses incurred and the lost opportunity cost for time devoted to the transactions contemplated by this Agreement, which shall be FNB's sole remedy for such actions;

            (c) if such termination results from the fact that Sequoia has entered into or proposes to enter into a business combination with another entity, then Sequoia shall pay to FNB, on demand, the sum of Five Hundred Thousand Dollars ($500,000), and Sequoia shall pay to HNB, on demand, an amount equal to its documented out-of-pocket expenses incurred in connection with this Agreement, and, in each such case, such amount shall be deemed liquidated damages for expenses incurred and the lost opportunity cost for time devoted to the transactions contemplated by this Agreement, which shall be FNB's and HNB's sole remedies for such actions;

            (d) if the Stock Purchase is terminated due to the willful failure of HNB to fulfill a condition to the performance of the obligations of the other parties or to perform a covenant of this Agreement or the Stock Purchase Agreement or from a willful misrepresentation or breach of a warranty, covenant or agreement hereunder by HNB, HNB shall pay to Sequoia, on demand, the sum of One Hundred Forty Thousand Dollars ($140,000) and, in that case, such amount shall be deemed liquidated damages for expenses incurred and the lost opportunity cost for time devoted to the transactions contemplated by this Agreement, which shall be Sequoia's sole remedy for such actions, and FNB shall have no cause of action or remedy for such actions;

            (e) if the Stock Purchase is terminated due to the willful failure of Sequoia to fulfill a condition to the performance of the obligations of the other parties or to perform a covenant of this Agreement or the Stock Purchase Agreement or from a willful misrepresentation or breach of a warranty, covenant or agreement hereunder by Sequoia, Sequoia shall pay to HNB, on demand, an amount equal to HNB's documented out-of-pocket expenses incurred in connection with this Agreement, and, in that case, such amount shall be deemed liquidated damages for expenses incurred and the lost opportunity cost for time devoted to the transactions contemplated by this Agreement, which shall be HNB's sole remedy for such actions; and

            (f) if the Stock Purchase is terminated due to the inability to obtain any regulatory approval, consent or qualification required to be obtained in order to consummate the Stock Purchase, other than a denial of regulatory approval based expressly upon factors related to the financial or managerial capacity of HNB (including its capital adequacy or regulatory compliance), then Sequoia shall pay to HNB, on demand, an amount equal to HNB's documented out-of-pocket expenses incurred in connection with this Agreement, and, in that case, such amount shall be deemed liquidated damages for expenses incurred and the lost opportunity cost for time devoted to the transactions contemplated by this Agreement, which shall be HNB's sole remedy for such actions.

                                   Article 10

                                  MISCELLANEOUS
                                  -------------

     10.1 Public Notice. All written notices to third parties, including customers of the Branches, all oral or written notices or general communications to employees of the Branches, and all public announcements and press releases concerning the transactions contemplated by this Agreement made prior to Closing shall be jointly planned and coordinated by FNB, Sequoia and HNB. No party shall act unilaterally in this regard without the prior approval of the other parties, which shall not be unreasonably withheld or delayed; provided, however, that in the event that a party reasonably concludes that a public announcement or release is required by applicable law and the parties cannot reach agreement upon a mutually acceptable release, the party releasing the information, announcement or public statement shall not be deemed to be in breach of this Agreement.

     10.2 Assignment. No party shall assign this Agreement or any of its rights, duties or obligations hereunder without the prior written consent of the other parties.

     10.3 Notices. Notices and legal process to be delivered to or served upon a party hereto shall be deemed to have been duly delivered or served when delivered in written form by hand or by facsimile transmission, on the day after being sent from within the continental United States by overnight delivery or courier service, or three (3) calendar days after posting by registered mail or certified mail with return receipt requested, to the parties hereto at the following addresses:

            If to Sequoia:

                 Sequoia National Bank
                 65 Post Street
                 San Francisco, CA 94104
                 Fax: (415) 781-4778

            With a copy to:

                 Tobin & Tobin
                 500 Sansome Street, 8th Floor
                 San Francisco, CA 94111
                 Fax: (415) 433-3883

            And

                 Manatt, Phelps & Phillips LLP
                 11355 W. Olympic Blvd.
                 Los Angeles, California 90064
                 Fax: (310) 312-4224

                 Attention: Gordon M. Bava, Esq.

            If to FNB:

                 First National Bank of Northern California
                 975 El Camino Real
                 South San Francisco, CA 94080
                 Fax: (650) 588-9695

            With a copy to:

                 Dodd-Mason-George LLP
                 100 Century Center Court, Suite 605
                 San Jose, CA 95112-4536
                 Fax: (408) 452-1487

            If to HNB

                 Hemisphere National Bank
                 8600 NW 36th Street, Suite 800
                 Miami, FL  33166

                 Attn: Walter R. Cook
                 Fax: (305) 994-7634

            With a copy to:

                 Kennedy & Baris, L.L.P.
                 4701 Sangamore Road, Suite P-15
                 Bethesda, MD 20816

                 Attn: David Baris, Esq./Noel M. Gruber, Esq.
                 Fax: (301) 229-2443

or to such other authorized agent or address as any party may hereafter select by written notice to the other parties.

     10.4 Expenses. Except as otherwise expressly provided herein, each party shall bear its own out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement.

     10.5 Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto and supersedes all prior agreements and understandings relating to the subject matter of this Agreement.

     10.6 Governing Law, Severability. This Agreement shall be governed by and construed in accordance with the substantive laws and not the conflict laws of the State of California and the provisions of the laws of the United States of America applicable to national banking associations. If any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision were not contained herein.

     10.7 Waiver and Amendment. No delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default under this Agreement shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach of default theretofore or thereafter occurring. Any waiver, permit, consent or approval or any kind or character of any breach or default under this Agreement, or any waiver of any provision or condition of this Agreement, or any other change or amendment, must be in writing and shall be effective only to the extent specifically set forth in such writing. All rights and remedies, either under this Agreement or by law or otherwise afforded to a party, shall be cumulative and not alternative.

     10.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all of which together shall constitute one and the same instrument.

     10.9 Confidentiality. FNB, Sequoia and HNB, and their respective representatives, agents and designees, shall keep confidential and shall not disclose to any person or entity, without the prior written consent of the other parties, the Consolidation Consideration, the Stock Purchase Price, the existence of this Agreement or any of the terms or conditions hereof or the status of the transactions contemplated hereby except to the extent required by law to comply with applicable securities laws and in connection with the solicitation of required shareholder approvals. These restrictions, however, shall not apply to any such information (i) that becomes public knowledge through no fault, act or omission of any party or their respective representatives, agents or designees, (ii) that any party lawfully acquires from an entity not under an obligation of confidentiality to any other party, (iii) that is independently developed by a party, or (iv) where any party is legally compelled to disclose such information; provided, however, that the other parties are provided with advance written notice of the intention to disclose in order to allow such other parties to contest the proposed disclosure before any court or agency with jurisdiction unless such notice impedes a duty or obligation under applicable laws, regulations or legal requirements to timely report such information, in which event FNB, Sequoia, or HNB (as the case may be) shall concurrently advise the other parties of its disclosure.

     10.10 Third-Party Rights. Nothing contained in this Agreement, whether express or implied, is intended to (i) confer any rights or remedies upon any persons other than the parties hereto and their respective successors and assigns, (ii) relieve or discharge the obligations or liabilities of any third person to any party to this Agreement, or (iii) give any third person any right of subrogation or action over any party to this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives as of the date first above written.

                                     SEQUOIA NATIONAL BANK


                                     By: /s/ PETER T. PAUL
                                         ---------------------------------------
                                         Name:  Peter T. Paul
                                         Title: Chairman and
                                                Chief Executive Officer


                                     FIRST NATIONAL BANK OF NORTHERN CALIFORNIA


                                     By: /s/ THOMAS C. MCGRAW
                                         ---------------------------------------
                                         Name:  Thomas C. McGraw
                                         Title: Chief Executive Officer


                                     By: /s/ JIM D. BLACK
                                         ---------------------------------------
                                         Name:  Jim D. Black
                                         Title: President


                                     HEMISPHERE NATIONAL BANK


                                     By: /s/ WALTER R. COOK
                                         ---------------------------------------
                                         Name:  Walter R. Cook
                                         Title: Chairman and
                                                Chief Executive Officer